Exhibit 99.1

PRESS RELEASE

Cool Holdings Announces Board Additions

and Management Restructuring

MIAMI, June 6, 2019 – Cool Holdings, Inc. (“Cool Holdings” or the “Company”) (NASDAQ: AWSM) today announced that it has completed a restructuring of its Board of Directors and senior management team.  The Company appointed two new independent directors to its Board: Kevin Taylor, age 50, who will serve as Chairman of the Board, and Vince E. Virga, age 48.  Reinier Voigt, who formerly served as the Company’s Chief Operating Officer, was named President and Chief Executive Officer.  Mr. Voigt was also named an employee director to the Board.  Vernon A. LoForti, who formerly served as the Company’s Vice President, was named Senior Vice President and Chief Financial Officer.  Leaving the Company and the Board are Mauricio Diaz, former Chief Executive Officer, and Felipe Rezk, former Chief Sales and Marketing Officer.  Also leaving the Company is Alfredo Carrasco, former Chief Financial Officer.

Both Messrs. Taylor and Virga will join current independent director Michael Galloro as members of the Audit, Compensation and Nominating and Governance Committees.  Mr. Galloro will remain chairman of the Audit Committee, Mr. Taylor will serve as chairman of the Compensation Committee, and Mr. Virga will serve as chairman of the Nominating and Governance Committee.

Commenting on the board and management restructuring, Reinier Voigt, President and Chief Executive Officer of Cool Holdings stated: “We are positioning our Company for the anticipated closing of the acquisition of Simply Mac, Inc. that we announced on May 9, 2019.  We are slimming down our management team and cutting expenses in other areas as we look forward to the integration of the Simply Mac team.  We recently consolidated our Miami corporate office into offices at our distribution center in Doral, Florida, and upon closing of the Simply Mac acquisition, plan to relocate our corporate headquarters to Salt Lake City, the current home of Simply Mac.”

Commenting further, Mr. Voigt stated: “We welcome our two new independent directors to the Cool Holdings board.  We have significant work ahead of us, and need the experience and expertise of Kevin and Vince to guide us.  Both men have lengthy careers of running, restructuring and financing successful organizations, and we look forward to their help in transforming our Company.”

Kevin Taylor is a seasoned executive with 30 years of operating experience in Fortune 500 companies throughout North and South America.  For the past 8 years, he has been the President and CEO of TEREI International Limited, a merchant bank focused on debt and equity opportunities in the small to mid-cap markets in North and South America. From January 2009 to December 2012, Mr. Taylor was the President of Facey Telecom, a wholly-owned subsidiary of Facey Commodity Company, a billion-dollar conglomerate operating in the Caribbean and South America. He received a Bachelor of Engineering Science from the University of Western Ontario in 1994 and completed The General Managers Program at the Harvard Business School in 2001.

Vince Virga is an entrepreneur, venture capitalist, investor and business advisor.  He currently runs Capital V, where he deploys venture capital and consults in the technology and other sectors.  From 2002 to 2015, Mr. Virga served as President and CEO of SkillStorm, a company he cofounded.  SkillStorm is a leading provider of outsourced technology services to large enterprises, primarily in the banking sector, and Mr. Virga currently serves as Chairman of the Board.  Mr. Virga received a Bachelor degree in communications from the University of Central Florida.

About Cool Holdings, Inc.

Cool Holdings is a Miami-based company currently comprised of OneClick®, a chain of retail stores and an authorized reseller under the Apple® Premier Partner, APR (Apple® Premium Reseller) and AAR MB (Apple® Authorized Reseller Mono-Brand) programs and Cooltech Distribution, an authorized distributor to the OneClick® stores and other resellers of Apple® products and other high-profile consumer electronic brands.  Additional information can be found on its website at www.coolholdings.com.

Forward-looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, including those related to the outcome of the Company’s Board and senior management transition, closing of the acquisition of Simply Mac, Inc., integration and synergy with Simply Mac and the timing for relocation of the Company’s corporate headquarters, involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements, including actions by third parties, such as Apple®. These factors include, but are not limited to, risks arising from prevailing market conditions and the impact of general economic industry or political conditions in the United States or globally and risks that the acquisition of Simply Mac does not close. A list and description of these and other risk factors can be found in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which can be reviewed at www.sec.gov. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Apple® is the registered trademark of Apple Inc.

Contact:

Vernon A. LoForti
vern.loforti@coolholdings.com
858-373-1675

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